Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 333-275262) of SpringWorks Therapeutics, Inc, and

(2) Registration Statements (Form S-8 Nos. 333-262996, 333-270096, 333-253531, 333-237350 and 333-234365) pertaining to the 2019 Stock Option and Incentive Plan, 2019 Stock Option and Equity Incentive Plan and 2019 Employee Stock Purchase Plan of SpringWorks Therapeutics, Inc.;

of our reports dated February 27, 2024, with respect to the consolidated financial statements of SpringWorks Therapeutics, Inc and the effectiveness of internal control over financial reporting of SpringWorks Therapeutics, Inc., included in this Annual Report (Form 10-K) of SpringWorks Therapeutics, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Hartford, Connecticut
February 27, 2024